EXHIBIT 10.1

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “JV Agreement“) is made and entered into effective as of September 17, 2006 (the “Effective Date”), by and between Star Ethanol, LLC, an Illinois limited liability company (“Star”), and Ethanex Energy, Inc., a Nevada corporation (“Ethanex”). Ethanex and Star shall be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Parties signed a non-binding letter of intent dated August 15, 2006, as subsequently amended (the “LOI”) regarding the establishment of a joint venture company to construct and operate a 132 million gallon ethanol production facility in Franklin County, Illinois utilizing fractionation technology in the production of ethanol and ethanol-related products.

B.  The Parties now desire to formally organize a limited liability company under the laws of the State of Illinois (the “Company”) through which they will construct an ethanol facility and develop, manufacture, distribute, and sell ethanol and ethanol-based products.

C.  Each Party shall collaborate and lend its expertise to the successful achievement of the Company’s commercial objectives.

D.  The Parties enter into this JV Agreement to set out the terms governing the management and operations of the Company and the Parties’ investment and relationship as Members in the Company.

NOW, THEREFORE, in consideration of the above Recitals, which are incorporated herein by this reference, and the mutual promises, agreements and covenants set forth in this JV Agreement, Star and Ethanex agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

In this JV Agreement, unless otherwise clearly indicated by the context, the following terms, whether used in singular or plural forms, shall have the following meanings:

1.1
“Articles of Organization” means the Articles of Organization to be filed with the Illinois Secretary of State’s office for purposes of legally organizing the Company, in the form attached hereto as Exhibit 1.

1.2
“Assignment Agreement” means the Assignment Agreement between Ethanex and the Company, in the form attached hereto as Exhibit 4, to be executed on the Effective Date pursuant to Section 8.1 of this JV Agreement.

1.3	“Construction Start Date” means shall have the meaning ascribed to such term in the definitive agreement among the Company and the Company’s designated EPC contractor.

1.4
“Contribution Agreement” means the Contribution Agreement between Star and the Company, in the form attached hereto as Exhibit 3, to be executed on the Effective Date pursuant to Section 8.2 of this JV Agreement.

1.5	“Deposit” means the sum of $2,000,000 to be paid by Ethanex to the Company upon the execution of this JV Agreement, as more fully described in Article 3 below.

1.6	“Effective Date” has the meaning set forth in the preamble.

1.7	“Equity Determination Date” means the earlier of the Mechanical Completion Date and September 31, 2008.

1.8	“Mechanical Completion Date” shall have the meaning ascribed to such term in the definitive agreement among the Company and the Company’s designated EPC contractor.

1.9	“Operating Agreement” means the Operating Agreement of the Company by and among Ethanex, Star and the Company, in the form attached hereto as Exhibit 2, to be executed on the Effective Date.

1.10	“Plant” means a 132 million gallon per year nameplate ethanol production plant to be constructed and operated by the Company on the Plant Site.

1.11	“Plant Site” means certain real property located in Franklin County, Illinois.

1.12
“Related Agreements” means the following agreements each to be dated and deemed effective as of the Effective Date: (i) Operating Agreement, (ii) Contribution Agreement, and (iii) Assignment Agreement.

1.13
“Star Assets” means the assets of Star to be contributed as initial capital of the Company including all of the assets owned, controlled by, or licensed to Star or its subsidiaries including, but not limited to all cash, equipment, buildings and improvements, start-up costs, land leases, intellectual property, licenses and sublicenses, purchase agreements, construction and engineering contracts, and business plans. The assets to be contributed shall include all of the assets owned, controlled by, or licensed to Star or its affiliates with the right to sublicense, including all of the assets owned or controlled by Star or its affiliates located at the Facility including, without limitation, all leases, licenses, permits, governmental authorizations, intellectual and other intangible property, real property, personal property, equipment, materials, supplies, prepaid deposits, accounts receivable, claims and causes of action.

1.14	“Third Party” means any person or legal entity other than Ethanex, Star, or the Company.

1.15	“Member,” “Membership Interest,” “Board” and “Manager” shall have the meanings set forth in the Operating Agreement.

1.16
In this JV Agreement, except to the extent that the context otherwise requires (i) whenever the words “include,” “includes” or “including” are used they are deemed to be followed by the words “without limitation,” and (ii) the definitions contained in this JV Agreement are applicable to the singular as well as the plural of such terms.

ARTICLE 2
ORGANIZATIONAL MATTERS OF COMPANY

2.1
On or before the Effective Date, the Parties shall organize the Company as a limited liability company under the laws of the State of Illinois by filing the Articles of Organization, in the form attached hereto as Exhibit 1, with the Illinois Secretary of State’s office.

2.2	The name of the Company shall be Ethanex Southern Illinois, LLC.

2.3
Subject to the terms and conditions of this JV Agreement, on the Effective Date, the Parties shall adopt and execute the Operating Agreement in the form attached hereto as Exhibit 2. The Operating Agreement shall more fully set forth the rights and obligations of the Members in the Company and, to the extent permitted by applicable law, shall be consistent with the terms of this JV Agreement.

2.4	The duration of the Company shall be perpetual subject to the provisions of this JV Agreement and the Operating Agreement.

2.5
The purpose of the Company will be to (i) construct and operate the Plant, (ii) develop, manufacture, distribute and sell ethanol and ethanol-based products, and (iii) engage in all activities necessary, customary, convenient or incident to the activities described herein.

ARTICLE 3
DEPOSIT; DISPOSITION OF DEPOSIT

3.1	Upon the signing of this JV Agreement, Ethanex shall make an initial capital contribution to the Company in the form of the Deposit.

3.2
In the event that this JV Agreement is terminated before the Effective Date or the Parties, for any reason, are unable to come to agreement on the Related Agreements or any other definitive transaction documents, then the Company shall be obligated to refund the Deposit to Ethanex.

3.3
In the event, however, the Related Agreements and any other definitive transaction documents necessary for the JV contemplated hereby are entered into and the JV is subsequently terminated, the Deposit shall be treated as a portion of Ethanex’s initial capital contribution.

ARTICLE 4
INITIAL CAPITAL CONTRIBUTIONS

4.1
Upon the Effective Date, and contemporaneously with the execution of the Related Agreements, Ethanex shall contribute management expertise, goodwill and tangible and intangible assets of Ethanex. Ethanex will also undertake to raise the project financing necessary to complete construction of the Plant in part through the sale of Ethanex securities.

4.2
Subject to adjustment as set forth in this Section 4.2, Star shall make an initial capital contribution of Eleven Million Two Hundred and Fifty Thousand Dollars ($11,250,000) an amount representing the anticipated equity contribution necessary for Star to secure a fifteen percent 15% equity interest in the Plant based upon an anticipated Two Hundred and Fifty Million Dollar ($250,000,000) cost of construction with seventy percent (70%) leverage. One half (1/2) of such contribution or Five Million Six Hundred Twenty-Five Thousand Dollars ($5,625,000) shall be due within 60 days of the Effective Date. Star shall contribute the amounts called for in this Section 4.2 in cash, or in the form of the Star Assets at a mutually agreed upon valuation. The Parties anticipate that on or before March 31, 2007, the Company and its and the Company’s designated EPC contractor will determine the fixed price to construct the Plant. On or before the earlier of the Mechanical Completion Date and September 31, 2008, Star shall contribute an amount in cash equal to the difference of Five Million Six Hundred Twenty-Five Thousand Dollars ($5,625,000) (or such other amount actually contributed pursuant to Section 4.2 above), and fifteen percent (15%) of the actual equity cost to construct the Plant. At such time, Star shall have the right to contribute an additional amount in cash to bring the total amount contributed to twenty-five (25%) of the actual equity cost to construct the Plant. By way of example: (a) within 60 days of the Effective Date Star contributes cash and Star Assets with an agreed upon value of Five Million Six Hundred Twenty-Five Thousand Dollars ($5,625,000), (b) the actual (anticipated) cost to construct the Plant is Two Hundred Million Dollars ($200,000,000) with seventy-five percent (75%) leverage (i.e. Fifty Million ($50,000,000) of equity required), (c) Star would be required to contribute an additional One Million Eight Hundred Seventy-Five Thousand Dollars ($1,875,000) on or before the Mechanical Completion Date and September 31, 2008 in order to preserve its fifteen percent (15%) interest in the Company, but shall have the right to contribute up to an additional Six Million Eight Hundred Seventy-Five Thousand Dollars ($6,875,000) in order to secure a 25%) interest in the Company. In the event that the actual cost to complete the Plant exceeds the amount anticipated on the earlier of the Mechanical Completion Date and September 31, 2008, each of the Parties shall have the right to make additional capital contributions necessary to preserve the anticipated seventy-five percent (75%) - twenty-five percent (25%) ownership ratio between Ethanex and Star, respectively. Notwithstanding the amount of any such cost overrun, Star shall be required to contribute an amount sufficient to preserve a minimum fifteen percent (15%) ownership interest in the Company.

4.3
Ethanex hereby agrees to advance Star up to Four Million Dollars ($4,000,000) to be applied to Star’s initial capital contribution.Such advance will take the form of a senior subordinated debenture bearing interest at the rate of 11% per year, compounded quarterly. In the event Ethanex loans funds to Star to enable Star to make its initial capital contribution as contemplated in the previous sentence, such loan will be repaid, interest first, out of distributions made pursuant to the Operating Agreement.

4.4
The capital contribution provided by Ethanex pursuant to Section 4.1 above shall be used by the Company to fund the capitalizable assets of the Company including, without limitation, the design, engineering and construction costs of the Plant and the purchase of equipment to be used in the operation of the Plant.

4.5
The capital contribution provided by Star pursuant to Section 4.2 above shall be used by the Company, to the extent practical, to facilitate the construction and operation of the Plant, and to serve as security for third party financing to fund the capitalizable assets of the Company including, without limitation, the design, engineering and construction costs of the Plant and the purchase of equipment to be used in the operation of the Plant.

ARTICLE 5
OWNERSHIP

5.1
Subject to the satisfaction of each Party’s contribution obligations as set forth in Article 4 above, the Membership Interests of the Company shall be owned seventy-five percent (75%) by Ethanex and twenty-five percent (25%) by Star; provided, however, that in the event Star fails to meet its financial obligations, then its ownership percentage shall be reduced proportionately.

5.2
Without the prior written consent of the other Party, a Party shall not acquire, by purchase or otherwise, directly or indirectly, ownership or voting control of Membership Interests of the Company representing more than the other Party’s Membership Interest of the Company on a fully diluted basis. Profits and losses of the Company shall be allocated among the Parties in accordance with their relative Membership Interests.

ARTICLE 6
GOVERNANCE

6.1
The management of the Company and the responsibility for preparation and adoption of the Company’s business plan shall be vested in the Board of Directors (the “Board) and such executives, officers and employees as the Board may authorize and designate from time to time. The Board initially shall be comprised of five (5) persons, two (2) of whom shall be nominated by Ethanex, two (2) to be nominated by Star, and one (1) to be nominated by the Parties jointly. The Board shall have authority, on behalf and in the name of the Company, to perform those acts as provided in the Operating Agreement, subject to those powers that are reserved to the Members of the Company, also as provided in the Operating Agreement.

6.2
The Chairperson of the Board shall initially be appointed by Ethanex. The Chairperson shall preside over all Board meetings and, in the event of a deadlock by the Board, shall cast the deciding vote of the Board. The Chairperson of the Board also shall serve as the Manager of the Company as set forth in the Operating Agreement.

6.3
The day-to-day management and operation of the Company shall be performed by a President/CEO appointed by and serving under the direction of the Board. The initial President/CEO of the Company shall be appointed by Ethanex. The President/CEO of the Company shall have the rights and duties provided in the Operating Agreement.

6.4
The Parties agree that neither the Board nor the Company shall have the authority to do or undertake certain actions which are reserved to the Members as provided in the Operating Agreement. Certain actions of the Company shall require the approval of Members owning at least seventy-five percent (75%) of the Membership Interests of the Company as set forth in the Operating Agreement.

ARTICLE 7
OBLIGATIONS OF THE PARTIES

7.1	In addition to the other obligations set forth in this JV Agreement, Ethanex agrees that it shall:

(a)
Coordinate with Star to direct the activities of engineers, contractors, vendors, and other consultants engaged by the Company to provide products or services to the Company in order to build and operate the Plant as soon as commercially practicable;

(b)	provide management support and local logistical support integral to completion of the Plant;

(c)
use its commercially best efforts to coordinate with Delta T Corporation, TIC Holdings, Inc., or firms of equivalent experience and resources, together with the other necessary design and construction professionals, to begin construction of the Plant as soon as commercially practicable;

(d)	work toward retaining Morsey Construction to construct certain portions of the Plant;

(e)	in accordance with the terms and conditions of this JV Agreement, execute and deliver on the Effective Date the following Related Agreements:

(i)	the Operating Agreement, in the form attached hereto as Exhibit 2;

(ii)	the Assignment Agreement, in the form attached hereto as Exhibit 4, as more fully described in Section 8.2 below; and

(iii)	take any further actions as may be necessary to complete and implement the transactions contemplated by this JV Agreement.

7.2	In addition to the other obligations set forth in this JV Agreement, Star agrees that it shall:

(a)
provide reasonable assistance to Ethanex and the Company in connection with Ethanex’s obligation to raise the Third Party Financing, including, without limitation, by making key Star executives available for investor meetings and providing financial, technical and market related information in Star’s control to aid in the preparation of private placement materials, subscription documentation or loan documentation;

(b)
use its commercially best efforts to assist Ethanex and the Company with the coordination and direction of engineers, contractors, vendors and consultants engaged by the Company to provide products or services to the Company in order to complete the construction of the Plant by the Plant Completion Date;

(d)	in accordance with the terms and conditions of this JV Agreement, execute and deliver on the Effective Date the following Related Agreements:

(iv)	the Operating Agreement, in the form attached hereto as Exhibit 2; and

(v)	the Contribution Agreement, in the form attached hereto as Exhibit 3, as more fully described in Section 8.1 below; and

(d)	take any further actions as may be necessary to complete and implement the transactions contemplated by this JV Agreement.

ARTICLE 8
RELATED AGREEMENTS

8.1
Unless otherwise agreed in writing by the Parties, on the Effective Date, Ethanex shall execute and deliver to the Company the Assignment Agreement whereby Ethanex shall assign or otherwise transfer to the company, and the Company shall assume or otherwise take or acquire from Ethanex, Ethanex’s contractual right or option to have a qualified Third Party engineering, procurement, and construction firm construct a large scale, multi-million gallon per year ethanol plant for Ethanex.

8.2
Unless otherwise agreed in writing by the Parties, on the Effective Date, Star shall execute and deliver to the Company the Contribution Agreement relating to the assets to be contributed to the Company as described in Section 4.2 above. The execution and delivery by Star of the Contribution Agreement shall be deemed a condition precedent to the Obligation of Ethanex to execute and deliver the Assignment Agreement as described in Section 8.1 above.

8.3
In addition to the Related Agreements, the Parties shall cause the Company to enter into an executive employment agreement in a form mutually agreeable by the Company and Ronald J. Gerino providing for an initial base salary of $150,000 and benefits to be determined by the Board.

ARTICLE 9
TRANSFER RESTRICTIONS

9.1
Any sale, gift, transfer or other disposition, whether voluntary or by operation of law, of a Member’s Membership Interest, other than in accordance with the terms of this JV Agreement and the Operating Agreement shall be void and shall transfer no right, title or interest in or to any such Membership Interest to the purported transferee.

9.2	Any permitted transfer of a Membership Interest of the Company shall be performed in accordance with the terms and provisions set forth in Article XI of the Operating Agreement.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1
Each Party represents and warrants to the other that it has the legal right, power and authority to enter into this JV Agreement and the Related Agreements, and to fully perform its obligations hereunder and thereunder, and that the performance of such obligations shall not conflict with its charter or organizational documents or any agreements, contracts or other arrangements to which it is a party.

10.2
EXCEPT AS EXPRESSLY SET FORTH IN THIS JV AGREEMENT OR THE RELATED AGREEMENTS, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

10.3
IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, MEMBERS, EMPLOYEES, OR AGENTS BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR LOSS OF BUSINESS OPPORTUNITIES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

ARTICLE 11
NON-EXCLUSIVE RELATIONSHIP

11.1
The Parties acknowledge that the Company is not intended to be the exclusive vehicle for either Party to participate in the ethanol industry. To the extent the parties can pursue or exploit other business opportunities relating to the manufacture, use, distribution and sale of ethanol and ethanol-based products without a breach of their respective obligations to each other and to the Company under this JV Agreement and the Related Agreements, they shall be free to do so.

ARTICLE 12
TERM AND TERMINATION

12.1
This JV Agreement shall commence when fully signed by the Parties hereto and shall continue in effect unless terminated pursuant to the provisions of this Article 12 or by mutual written agreement of the Parties.

12.2	This JV Agreement may be terminated and the transactions contemplated hereby abandoned by a Party sending written notice to other Party upon the occurrence of one or more of the following events:

(a)
if the other Party shall commit a material breach of any of its obligations under this JV Agreement, which, if remediable, is not remedied within thirty (30) business days from the giving of written notice requiring said breach to be remedied;

(b)
if the other Party, its creditor(s), or any Third Party shall file for the other Party’s liquidation, bankruptcy, reorganization, or dissolution, or if the other Party is unable to pay any debts as they become due, or if the creditor(s) of the other Party have taken over its management.

12.3
Termination of this JV Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.

12.4
Upon termination of this JV Agreement, each Party shall discontinue use, cancel and return to the other Party, all confidential and/or proprietary information of the other Party that has been furnished or obtained in contemplation of the transactions contemplated hereunder or in connection with this JV Agreement and the Related Agreements, together with all reproductions and copies thereof and other written documents related thereto retaining no reproductions or copies or other written documents relating to such confidential and/or proprietary information.

12.5
If this JV Agreement is terminated and the transactions contemplated hereby are abandoned, this JV Agreement shall become null and void, except for the provisions of this Article 12 and the other provisions of this JV Agreement which, by their nature, are intended to survive.

ARTICLE 13
FORCE MAJEURE

13.1
The failure or delay of either Party to perform any obligation under this JV Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, embargoes, strikes, lockouts, accidents or other causes beyond its control (each a “Force Majeure Event”) shall not be deemed a breach of this JV Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such Force Majeure Event, shall have used all reasonable diligence to avoid such Force Majeure Event and ameliorate its effects, and shall continue to take all actions within its power to comply as fully as reasonably possible with the terms of this JV Agreement.

13.2
Except where the nature of the Force Majeure Event shall prevent it from doing so, the Party suffering such Force Majeure Event shall notify the other Party in writing within three (3) days after the occurrence of such Force Majeure Event and shall in every instance, to the extent possible and lawful under the circumstances, use its commercially best efforts to remove or remedy such Force Majeure Event with all reasonable dispatch.

ARTICLE 14
GOVERNING LAW AND WAIVER OF JURY TRIAL

14.1	The validity, performance, construction and effect of this JV Agreement shall be governed by the laws of the State of Illinois, without regard to conflict of law principles.

14.2
Each Party hereby waives any right to a trial by jury in any action, lawsuit or proceeding to enforce or defend any right under this JV Agreement, or any amendment thereto, and agrees that any action, lawsuit or proceeding will be tried before a court and not before a jury.

ARTICLE 15
NON-WAIVER AND OTHER REMEDIES

15.1
Failure of any Party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

15.2	Subject to Section 14.2 above, nothing in this JV Agreement shall prevent a Party from enforcing its rights by such remedies as may be available in lieu of or in addition to termination.

ARTICLE 16
NOTICE

16.1
All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given by letter (delivered by hand or by air courier) or by facsimile transmission confirmed by such letter, and shall be addressed to the Parties as follows:

If to Star:                                Star Ethanol, LLC
c/o Ronald J. Gerino
11417 Sam Pyle Bridge Road
Benton, Illinois 62812
Fax: 618.439.0009

With a copy to:                    Eric J. Dimbeck, Esq.
111 East Washington Street
Benton, Illinois 62812
Fax: 618.438-5015

If to Ethanex:                        Ethanex Energy, Inc.
14500 Parallel Road, Suite A
Basehor, Kansas 66007
Attn: Albert Knapp, President & CEO
Fax:  913.724.4107

With a copy to:                    Louis W. Zehil, Esq.
McGuireWoods LLP
1345 Avenue of the Americas, 7th Floor
New York, New York 10105
Fax:  212.548.2175

16.2
Any notice, request, demand or other communication shall be effective (i) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a normal business day, at the beginning of the following business day), or (ii) if given by air courier, when delivered at the applicable address specified above. Either Party may change its address at any time by written notice to the other Party given pursuant to this Article 16.

ARTICLE 17
MISCELLANEOUS

17.1
In the event that any provision of this JV Agreement becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, invalid, unenforceable or void, such provision(s) shall be limited or eliminated to the extent necessary so that this JV Agreement shall otherwise remain in full force and effect without said provision.

17.2	Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this JV Agreement.

17.3
Neither this JV Agreement nor any rights hereunder shall be assignable, directly or indirectly, by any Party hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

17.4
This JV Agreement supersedes all previous and contemporaneous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof, and the agreements and documents contemplated hereby contain the entire understanding of the Parties as to the terms and conditions of their relationship. No changes, alterations or modifications hereto shall be effective unless they are in writing and are signed by an authorized representative of each Party.

17.5	The headings in this JV Agreement are included for convenience of reference only and do not substantively affect the terms or interpretation of this JV Agreement.

17.6
This JV Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this JV Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this JV Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this JV Agreement as of the date first set forth above.

STAR ETHANOL, LLC, an Illinois limited liability company

By:	/s/ Ronald J. Gerino
Name: Ronald J. Gerino Title: President and CEO

ETHANEX ENERGY, INC., a Nevada corporation

By:	/s/ Albert Knapp
Name: Albert Knapp Title: President and CEO